Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3) Registration No. 333-47684

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 23, 2001)

1,110,763 SHARES

ELECTRONICS BOUTIQUE HOLDINGS CORP.

COMMON STOCK

This document supplements the Prospectus dated November 23, 2001 relating to the resale of shares of Electronics Boutique's common stock by certain of its executive officers and directors (each a "Selling Stockholder" and collectively the "Selling Stockholders").

This Prospectus Supplement should be read as a supplement to and in conjunction with the Prospectus dated November 23, 2001 which is part of the Registration Statement on Form S-8 (Reg. No. 333-47684) registering the sale of shares of common stock issuable pursuant to Electronics Boutique's 2000 Employee Stock Purchase Plan and 2000 Equity Participation Plan. All provisions of the Prospectus not specifically amended by this Supplement No. 1 remain in full force and effect.

This Prospectus Supplement is filed solely for the purpose of reflecting the 1,108,500 shares of common stock which may be issued by Electronics Boutique to the Selling Stockholders upon the exercise by the Selling Stockholders of options to purchase common stock issued to them pursuant to Electronics Boutique's 2000 Equity Participation Plan and the 2,263 shares of common stock which were issued to a Selling Stockholder pursuant to Electronic Boutique's 2000 Employee Stock Purchase Plan.

In connection with the issuance of common stock and options to the Selling Stockholders, the selling stockholder table set forth on page 13 of the Prospectus dated November 23, 2001 is restated in its entirety to read as follows:

Selling Stockholder(1)	Shares Held Prior to the Offering(2)	Shares Being Offered	Shares Held After the Offering	Percent Held After the Offering(3)

James J. Kim(4)(5)	11,836,661	267,500	11,569,161	46.5%

Jeffrey W. Griffiths(6)	386,263	272,263	114,000	*

John R. Panichello(5)(7)	11,897,671	220,000	11,677,671	47.0%

James A. Smith(8)	93,643	73,000	20,643	*

Seth P. Levy(9)	138,143	125,000	13,143	*

Steven R. Morgan(10)	88,000	88,000	0	*

Stanley Steinberg(11)	32,000	15,000	17,000	*

Susan Y. Kim(5)(12)	11,897,671	15,000	11,882,671	48.3%

Louis J. Siana(13)	30,000	15,000	15,000	*

Dean S. Adler(14)	30,000	15,000	15,000	*

Alfred J. Stein(15)	5,000	5,000	0	*

*
Denotes less than 1%.

(1)
The address for each Selling Stockholder is c/o Electronics Boutique Holdings Corp., 931 South Matlack Street, West Chester, Pennsylvania 19382.

(2)
Includes all shares of common stock issuable upon the exercise of options issued under the 1998 Equity Participation Plan and the 2000 Equity Participation Plan without reference to Rule 13d-3 promulgated under the Exchange Act.

(3)
Percentages are computed based on 24,598,126 shares of common stock outstanding as of July 31, 2003 and, in each individual's case, the number of shares of common stock issuable upon the exercise of all options held by such individual without reference to Rule 13d-3 promulgated under the Exchange Act, but does not include the number of shares of common stock issuable upon the exercise of any other outstanding options.

(4)
Mr. Kim has served as our Chairman and a Class III Director since March 1998. Mr. Kim founded our predecessor in 1977 and served as its Chairman from its inception to March 1998. Mr. Kim is the father of Susan Y. Kim, a Class I Director and the father-in-law of John R. Panichello, our Executive Vice President and Chief Operating Officer. Mr. Kim is a member of the Compensation Committee of our Board of Directors. The shares of common stock being offered hereby consist of 267,500 shares issuable upon the exercise of options to purchase shares of common stock issued pursuant to the 2000 Equity Participation Plan.

(5)
EB Nevada Inc. owns 11,569,100 shares of common stock and is a wholly-owned subsidiary of The Electronics Boutique, Inc., all of the outstanding capital stock of which is owned by James J. Kim, Agnes C. Kim, the David D. Kim Trust of December 31, 1987, the John T. Kim Trust of December 31, 1987 and the Susan Y. Kim Trust of December 31, 1987. Each of the Kim trusts has in common Susan Y. Kim and John F.A. Earley as co-trustees, in addition to a third trustee (John T. Kim in the case of the Susan Y. Kim Trust and the John T. Kim Trust and David D. Kim in the case of the David D. Kim Trust) (the trustees of each trust may be deemed to be the beneficial owners of the shares held by such trust). In addition, the trust agreement for each of these trusts encourages the trustees of the trusts to vote the shares of common stock held by them, in their discretion, in concert with James J. Kim's family. Accordingly, the trusts, together with their respective trustees and James J. and Agnes C. Kim, may be considered a "group" under Section 13(d) of the Exchange Act. This group may be deemed to have beneficial ownership of the shares owned by EB Nevada Inc.

(6)
Mr. Griffiths has served as our President and Chief Executive Officer and as a Class I Director since June 2001. From March 1998 to June 2001, Mr. Griffiths served as our Senior Vice President of Merchandising and Distribution. Mr. Griffiths served as Senior Vice President of Merchandising and Distribution of our predecessor from March 1996 to March 1998. From March 1987 to February 1996, Mr. Griffiths served as Vice President of Merchandising of our predecessor and, from April 1984 to February 1987, he served as Merchandise Manager of our predecessor. The shares of common stock being offered hereby consists of 270,000 shares issuable upon the exercise of options to purchase shares of common stock issued pursuant to the 2000 Equity Participation Plan and 2,263 shares issued pursuant to the 2000 Employee Stock Purchase Plan.

(7)
Mr. Panichello has served as our Executive Vice President and Chief Operating Officer since April 2002. Prior thereto, Mr. Panichello served as our Senior Vice President, Chief Operating Officer, President of EB GameWorld and BC Sports Collectibles (a former division of Electronics Boutique) and Secretary from June 2001 to April 2002. Mr. Panichello served as our Senior Vice President, Chief Financial Officer, President of EB GameWorld and BC Sports Collectibles and Secretary from June 2000 to June 2001. Mr. Panichello served as our Senior Vice President, Chief Financial Officer, President of BC Sports Collectibles and Secretary from March 1998 to June 2000. Mr. Panichello served as the Senior Vice President of Finance of our predecessor and the President of the BC Sports Collectibles division from March 1997 to February 1998. Mr. Panichello served as our predecessor's Vice President of Finance and Treasurer from June 1994 to February 1997. Mr. Panichello is the husband of Susan Y. Kim and the son-in-law of James J. Kim. The shares of common stock being offered hereby consist of 220,000 shares issuable upon the exercise of options to purchase shares of common stock issued pursuant to the 2000 Equity Participation Plan.

(8)
Mr. Smith has served as our Senior Vice President, Chief Financial Officer and Secretary since June 2001. From August 2000 to June 2001, Mr. Smith served as our Senior Vice President of Finance. Mr. Smith served as our Vice President of Finance from May 1998 to August 2000, as Vice President and Controller from March 1998 to May 1998, as Vice President and Controller of our predecessor from March 1996 to March 1998, and as Controller of our predecessor from November 1993 to March 1996. The shares of common stock being offered hereby consist of 73,000 shares issuable upon the exercise of options to purchase shares of common stock issued pursuant to the 2000 Equity Participation Plan.

(9)
Mr. Levy has served as our Senior Vice President, Logistics, and Chief Information Officer and President of EB Games Online, Inc. since June 2001. Prior thereto, he served as our Senior Vice President and Chief Information Officer and President of EB Games Online, Inc. from March 1999 to June 2001. From February 1997 to March 1999, Mr. Levy served as our Vice President and Chief Information Officer. The shares of common stock being offered hereby consist of 125,000 shares issuable upon the exercise of options to purchase shares of common stock pursuant to the 2000 Equity Participation Plan.

(10)
Mr. Morgan has served as our Senior Vice President, President of Stores-North America and President of Canadian Operations since April 2002. Prior thereto, Mr. Morgan served as our Senior Vice President of Stores and Canadian Operations from June 2001 to April 2002. Mr. Morgan served as our

  Senior Vice President of Stores from January 2001 to June 2001. The shares of common stock being offered hereby consist of 88,000 shares issuable upon the exercise of options to purchase shares of common stock pursuant to the 2000 Equity Participation Plan.

(11)
Mr. Steinberg has served as a Class I Director since September 1998. Mr. Steinberg is a member of the Audit Committee of our Board of Directors. The shares of common stock being offered hereby consist of 15,000 shares issuable upon the exercise of options to purchase shares of common stock pursuant to the 2000 Equity Participation Plan.

(12)
Ms. Kim has served as a Class I Director since March 1998. Ms. Kim served as a Senior District Manager of our predecessor from 1991 to 1992, as its Personnel Manager from 1989 to 1991, as a Buyer from 1986 to 1989, and as a Field Manager from 1985 to 1986. Ms. Kim is the daughter of James J. Kim and the wife of John R. Panichello. The shares of common stock being offered hereby consist of 15,000 shares issuable upon the exercise of options to purchase shares of common stock pursuant to the 2000 Equity Participation Plan.

(13)
Mr. Siana has served as a Class II Director since March 1998. Mr. Siana is Chairman of the Audit Committee and a member of the Compensation Committee of our Board of Directors. The shares of common stock being offered hereby consist of 15,000 shares issuable upon the exercise of options to purchase shares of common stock pursuant to the 2000 Equity Participation Plan.

(14)
Mr. Adler has served as a Class II Director since March 1998. Mr. Adler is a member of the Audit Committee and the Compensation Committee of our Board of Directors. The shares of common stock being offered hereby consist of 15,000 shares issuable upon the exercise of options to purchase shares of common stock pursuant to the 2000 Equity Participation Plan.

(15)
Mr. Stein has served as a Class III Director since March 2003. The shares of common stock being offered hereby consist of 5,000 shares issuable upon the exercise of options to purchase shares of common stock pursuant to the 2000 Equity Participation Plan.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is August 5, 2003.